Exhibit 10.1

Employment Offer for Timothy “T.J.” Wolfe

Cash Compensation: The two components of your cash compensation will include base salary and participation in the Kimball International, Inc. Annual Cash Incentive Plan.

Base salary: $372,000 annually, paid bi-weekly

Annual Cash Incentive (ACI) Plan: Effective October 1, 2020 your target payout is 55% of your salary. There is no guarantee for FY21, payout could be 0% with a max of 100%. Payment for FY21 will be on or about the 15th day of August, 2021 (with appropriate deductions, including payroll taxes). For FY21, the ACI payout is guaranteed at 50% of Target (50% of 55%).

Signing Bonus: On your first regular bi-weekly payroll, you will receive a special one-time sign on bonus of $73,500.

Stock-based Incentive Compensation: Commensurate with your responsibilities as an Executive Officer of the Company, a significant component of your total compensation will be through long term stock-based incentives. The dollar value of all stock equity awards granted set forth herein will be converted into a set number of shares or units based on the closing stock price of the Company’s stock on award date. The total target value of your long term stock awards and any accumulated dividends is 60% of salary. These stock awards will aid you in attaining your executive vice president ownership expectation, which is 2 times your base salary.

•Restricted Stock Unit Award: This time-based stock incentive encourages you and rewards you for delivering shareholder value by delivering results that increase the value of the Company’s Common Stock. If you meet the conditions of continuous service as outlined in the applicable award agreement on the vesting date, the number of shares of Common Stock set forth in the award agreement plus shares equivalent to dividends your outstanding shares would have earned during the vesting period will be delivered to you as soon as practical after the vesting date with no restrictions. The restricted stock unit awards are subject to the terms and conditions of the 2017 Stock Plan and the terms and conditions of the applicable award agreements that will be entered into between the Company and you with respect to such awards.

The value of the restricted stock units that will be awarded to you upon hire are as follows.
•Vest 6/30/21 - $101,850 value (prorated to 9 months of employment in FY21, will earn estimated $2,500 in dividends during FY21)
•Vest 6/30/22 - $135,800 value (will earn estimated $3,333 in dividends during FY21)
•Vest 6/30/23 - $135,800 value (will earn estimated $3,333 in dividends during FY21)

•Relative Total Shareholder Return Award: This performance-based award rewards you based on the performance of KBAL stock relative to our peer group company’s Total Shareholder Return (TSR), usually over a 3-year period. The performance units earned will be determined based entirely on our RTSR, as of the last day of the performance cycle.
To determine payout under the award, each peer group company’s TSR will be determined at the end of the performance cycle. Our TSR will be compared to the 80th percentile (which would result in a payout at 200% of the target RTSR shares), 50th percentile (which would result in a payout at 100% of the target RTSR shares), and 30th percentile (which would result in a payout at 50% of the target RTSR shares) TSRs of the peer group. Any RTSR between the 80th and 50th and the 50th and 30th percentiles will be interpolated. If our RTSR is less than the 30th percentile, the resulting payout would be 0%. If our TSR is less than zero, the payout will not exceed 100% of the target payout.

The RTSR shares are subject to the terms and conditions of the 2017 Stock Plan and the terms and conditions of the applicable award agreements that will be entered into between the Company and you with respect to such awards.

The value of the RTSRs that will be awarded to you upon hire are as follows.
•Vest 6/30/21 - $55,800 value (prorated to 9 months of employment in FY21)
•Vest 6/30/22 - $74,400 value
•Vest 6/30/23 - $74,400 value

401(k) Retirement Plan: You will be eligible for participation in our all U.S. employee 401(k) Retirement Plan and our Supplemental Retirement Plan (“SERP”).

•401(k) Retirement Plan: You will be eligible to participate in our 401(k) Retirement Plan on your first day of employment. Unless you choose to opt out, your pre-tax contribution rate will automatically increase by one percentage point each July. You can choose to contribute up to 50% of your pay on a pre-tax, traditional after-tax or Roth after-tax basis.

•Supplemental Retirement Plan (SERP): You will be eligible to participate in the Supplemental Retirement Plan. You may elect to defer up to 50% of your compensation into this supplemental retirement plan. Based on your compensation level, tax laws begin to limit your ability to fully participate in the Company’s 401(k) Retirement Plan. Accordingly, the SERP provides a vehicle to offset such effect and contribute greater amounts, in a non-qualified plan, towards your retirement. Participation in the SERP is optional and is simply a vehicle to meet your retirement saving goals if you max out the contributions you can make to the traditional 401(k) Retirement Plan.

•Company Contribution: Each year following the fiscal year end (June 30th), the Company will determine a discretionary profit-sharing contribution to your retirement account. The Company’s contribution is currently not a matching contribution, which means it is not based on the percentage you personally contribute to your retirement account. The Company’s contributions are calculated based on your retirement-eligible wages during the plan year.

Group Healthcare Benefits Plans: Eligibility for insurance is determined by hire date. You will be eligible for participation on the first of the month following one full calendar month of active employment. Kimball International offers at no cost to you basic Short-Term Disability, Accidental Death & Dismemberment and Life Insurance. The following types of coverage are also available with cost to you dependent on the coverage and options you select. Health Care with Prescription coverage, Health Savings Account, Dental, additional Short-Term Disability, Long- Term Disability, additional Employee Life Insurance, Family Life Insurance, additional Accidental Death and Dismemberment Insurance, Vision Insurance, Accident and Critical Illness/Cancer Plans are included. Any and all premiums are payable by you based on your selections and will be deducted from each paycheck.
You will have access to the Kimball International Health Center in Jasper, Indiana. This center provides convenient and low-cost access to a Nurse Practitioner while you are in Jasper.
You will also be eligible to participate in our Executive Wellness program, which provides you access to Mayo Clinic or IU Health’s executive wellness services. Travel expenses to these locations, for you and your spouse, are reimbursable expenses but will be taxable income. The services provided at these clinics are processed through our group healthcare plan and are subject to your deductible.

Paid Time Off: 5 days paid time off will be granted for the balance of calendar year 2020. Effective January 1, 2021, paid time off will be 20 days annually and increases at pre-defined years of service. Kimball International offers flexibility in this policy respecting the demands of time on an executive (the standard number of PTO days for new hires is 15 days).

Holidays: Kimball International observes 9 paid holidays during the course of the calendar year.

Executive Housing: You will be provided a one-bedroom executive apartment in Jasper, Indiana for your use while working from the corporate headquarters campus. The apartment is fully furnished, utilities are paid, and cleaning services are provided biweekly.

Productivity Benefits: In addition to standard issue Windows laptop and iPhone, you will receive an iPad, and peripherals (flat screen monitor, keyboard, printer) for your home office. You will also receive an employee discount on ergonomic task chair and or height adjustable table desk for your home office.

Employment Agreements: Your employment agreements with Kimball International include a Change in Control agreement and an Executive Employment Agreement. These agreements are mutually beneficial and do provide protection for you. The executive employment agreement includes a 12 month non-compete and also an exit payout of one year salary adjusted to 6 months if service is less than 6 months, and prorated vesting of cash and stock incentives if the reason for separation is No Cause or Good Reason as defined in the agreement.

At-Will Employment: Other terms and guidelines for your employment are set forth in our employee handbook, which will be provided to you during your first week of employment. Unless expressly stated otherwise in writing, all employees of Kimball International or any of its brand units are considered at-will. This means that either you or Kimball International may terminate your employment at any time and for any reason. Neither this term sheet nor the employee handbook is considered to be a contract of employment or a contract of employment for any definite term. All terms and conditions of employment are subject to change at the sole and unilateral discretion of Kimball International. To the extent that the terms of any benefit plan documents conflict with the terms listed on this offer sheet, the plan documents shall control.
This offer is contingent upon your meeting the following conditions:
•Eligibility to work in the U.S.
•Successful drug screen
•Successful pre-employment screen
•Signing a Change in Control Agreement (copy attached)
•Signing an Executive Employment Agreement (copy attached)

Attachment(s):

Change in Control Agreement
Executive Employment Agreement
Healthcare Benefits Summary